Exhibit 5.1

May 13, 2005

Cyberkinetics Neurotechnology Systems, Inc.
100 Foxborough Blvd., Suite 240
Foxborough, MA 02035

Re: Registration of Shares on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of an aggregate of 3,539,430 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company, consisting of (a) (i) 126,280 shares reserved for future issuance under the Company’s Second Amended and Restated 2002 Equity Incentive Plan (the “2002 Plan”) adopted by the Company’s Board of Directors and approved by its stockholders as of August 12, 2002, with the first amendment and restatement adopted by the Company’s Board of Directors and approved by its stockholders as of June 20, 2003 and the second amendment and restatement adopted by the Company’s Board of Directors and approved by its stockholders as of April 30, 2004 and (ii) 2,344,735 shares issuable upon exercise of options (the “2002 Options”)granted under the 2002 Plan and (b) 1,068,415 shares issuable upon exercise of options (the “Founders’ Options”) granted under the Company’s Second Amended and Restated Founders’ Option Plan (the “Founders’ Plan”) adopted by the Company’s Board of Directors and approved by its stockholders as of August 12, 2002, with the first amendment and restatement adopted by the Company’s Board of Directors and approved by its stockholders as of June 20, 2003 and the second amendment and restatement adopted by the Company’s Board of Directors and approved by its stockholders as of April 30, 2004.

     You have requested our opinion as to the matter set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate actions of the Company that provide for the adoption and subsequent amendments of the 2002 Plan and the Founders’ Plan and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company in rendering our opinion. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion set forth below is limited to the of Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the 2002 Options granted under the 2002 Plan or the Founders’ Options granted under the Founders’ Plan, each of which is included as an Exhibit to the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/S/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP